Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 5th day of October, 2018 (the "Effective Date"), is made and entered into by and between [Bioanalytical Systems, Inc., an Indiana corporation](the "Company"), and John E. Sagartz, a resident of the State of South Carolina ("Employee").

WITNESSETH:

WHEREAS, the Company is in the business of providing contract research services to the pharmaceutical and related industries and manufacturing and distributing scientific instruments used or useful to participants in those industries and providing pharmacology, drug metabolism and pharmacokinetics, toxicology, bioanalytical, histology, pathology and related consulting services (collectively, the "Business"); provided, however, the term "Business" shall be deemed amended to reflect any actual change in the Business after the Effective Date but prior to the date on which Employee shall cease to be employed by the Company;

WHEREAS, the Board of Directors of the Company (the "Board") and Employee have determined that it is in the best interests of the Company to employ Employee and to retain the benefit of Employee's services, experience and loyalty, and Employee desires to provide Employee's services and experience and devote Employee's loyalty to the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Employee has or will have substantial knowledge and experience with respect to the Company, the Business, the Company's trade secrets, the Company's customer relationships and goodwill and other Confidential Information (as defined in Section 5.01), so as to pose a real and significant threat to the success of the Company should Employee attempt to take any of the prohibited actions specified herein;

WHEREAS, Employee's duties and responsibilities in Employee's position as an integral member of the Company's leadership team are or will be co-extensive with the entire actual and prospective scope of the Business; and

WHEREAS, Employee recognizes and agrees that the enforceability of this Agreement and Employee's agreement to be bound by the terms and conditions contained in this Agreement, including the restrictive covenants, are essential to the Company's success to prevent unfair competition and the use or disclosure of Confidential Information or trade secrets;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I
Employment and Duties

Section 1.01. Employment Duties. Throughout the Employment Term (as defined in Article II), Employee shall serve as the Chief Strategy Officer of the Company, and shall provide strategic guidance and perform such other duties, consistent with such position, as may be reasonably assigned to Employee from time to time by the Board or its designees and as would be reasonably expected to be performed by a similarly situated employee in a company of similar size and position as the Company. Throughout the Employment Term, Employee shall: (a) devote Employee’s working hours, on a full-time basis, to Employee’s duties and responsibilities for the Company; (b) faithfully and loyally serve the Company; (c) comply in all material respects with all lawful directions and instructions given to her by the Board or its designees; and (d) use Employee’s best efforts to promote and serve the interests of the Company. Employee shall comply in all respects with all applicable laws, rules and regulations relating to the performance of Employee's duties and responsibilities hereunder. Employee shall have travel assignments consistent with his position. The Company agrees that it will not require Employee to change the location of his or her employment during the initial six (6) month period of his/her employment.

EMPLOYMENT AGREEMENT

Section 1.02. Exclusive Employment. Throughout the Employment Term, Employee shall not render services, directly or indirectly, to any person, entity or organization ("Person") other than the Company without the prior written consent of the Board, which may be withheld or granted by the Board in its sole and absolute discretion. Employee shall not engage in any activity which would in any way interfere with the faithful and timely performance of Employee’s duties under this Agreement and, without limiting the generality of the foregoing, shall not render services, with or without compensation, to any other Person; provided, however, Employee may serve as a director of any not-for-profit organization (provided Employee receives no compensation from such not-for-profit organization) or otherwise volunteer Employee’s time for charitable purposes, so long as such service does not in any way interfere with the faithful and timely performance of Employee's duties under this Agreement.

ARTICLE II
Employment Term

Employee's employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue thereafter through and including July [1], 2019, unless otherwise terminated as provided herein (the "Initial Term"). The Initial Term shall be automatically extended on a year-to-year basis thereafter (each, a "Renewal Term"), unless Employee or the Company gives written notice of non-renewal to the other party not less than thirty (30) days prior to the end of the Initial Term or any Renewal Term, as applicable. Employee's employment by the Company shall be subject to termination at any time during or at the end of the Initial Term or any Renewal Term as provided in Article IV. As used herein, "Employment Term" shall mean the actual period of time during which Employee is employed by the Company under the terms and conditions of this Agreement.

ARTICLE III
Compensation and Other Benefits

During the Employment Term, the Company shall pay and provide the following compensation and other benefits to Employee as full compensation for all services rendered by Employee to the Company:

Section 3.01. Annual Salary. The Company shall pay to Employee an annual salary for each calendar year during the Employment Term of $250,000 (the "Annual Salary"), and shall provide the other compensation and benefits set forth in this Article III. The Annual Salary may be increased from time to time by the Company and shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and any other withholdings required or permitted by applicable law. Employee’s annual salary is designed to be as equivalent as possible to that received by him/her in their former employment with Seventh Wave Laboratories, LLC.

Section 3.02. Incentive Compensation. The Employee shall be eligible for incentive compensation, payable solely at the discretion of the Company (and as may be subject to repayment in full or in part in the event of a restatement of the Company’s financial statements in accordance with any applicable policy, law or agreement).

Section 3.03. Expenses. The Company shall pay or reimburse Employee for reasonable and necessary out-of-pocket business expenses incurred by Employee in the performance of Employee’s duties hereunder which are consistent with such applicable guidelines as the Company may establish from time to time. Employee shall furnish the Company with evidence of such expenses as required to comply with the reporting and reimbursement policies as may be established by the Company from time to time.

EMPLOYMENT AGREEMENT

Section 3.04. Vacation Leave. Employee will be subject to the Company's vacation policy as outlined in the Company's Employee Handbook, provided however, the Employee shall take absences at such time as shall be approved by the Company's Chief Financial Officer. The Company will also provide Employee with any accrued but unused paid time off (PTO) that he/she had earned while an employee of Seventh Wave Laboratories, LLC and which was not otherwise already paid out to Employee by Seventh Wave Laboratories, LLC upon Employee’s termination date.

Section 3.05. Other Benefits. During the Employment Term, Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time. Company agrees to provide Employee with service credit for Employee’s former employment with Seventh Wave Laboratories, LLC for purposes of calculating eligibility to participate and vesting credit (but not for accrual of benefits) under each applicable Employee Plan of Company or one of its Affiliates or as required by applicable statutory law, as if such service had been performed for Company or one of its Affiliates; provided, however, that such service credit shall not be recognized to the extent that [(i) such prior service credit is not also extended to similarly situated employees of Company,] or (ii) it would result in a duplication of benefits for the same period of time.

ARTICLE IV
Termination of Employment

Employee's employment with the Company shall be subject to termination by the Company or Employee as follows:

Section 4.01. Termination for Cause. The Company may immediately terminate Employee's employment with the Company for Cause (as defined in Section 4.06) by giving written notice thereof to Employee. In the event that Employee engages in conduct potentially constituting Cause, the Company reserves the right to immediately suspend Employee for a period of up to thirty (30) days, pending investigation and the outcome of an investigation of the matter or conduct in question. Company shall continue to pay Employee’s Annual Salary during any such suspension and/or investigation.

Section 4.02. Termination Without Cause; Resignation for Good Reason. The Company may, in its sole and absolute discretion, terminate Employee's employment with the Company without Cause, by providing written notice to Employee (the "Termination Notice") at least thirty (30) days prior to the Termination Date.

Section 4.03. Resignation. Employee may resign from Employee's employment with the Company at any time, with or without Good Reason (as defined in Section 4.07), by providing written notice to the Company (the "Resignation Notice") at least thirty (30) days prior to the effective date of Employee's resignation (the "Resignation Date"). Employee may resign for "Good Reason" only if, within sixty (60) days after the event or circumstance giving rise to such "Good Reason" occurs or begins, Employee gives written notice to the Company detailing the circumstance or event. For the thirty (30) day period following the date of such notice, the Company and Employee shall attempt to reach a resolution such that "Good Reason" no longer exists. If at the end of such thirty (30) day period, "Good Reason" still exists, Employee may resign for Good Reason in accordance with this Agreement, but no such resignation shall occur prior to the end of such period. If Employee does not resign at the end of such thirty (30) day period, Employee shall be deemed to have waived any such rights with respect to such event or circumstance.

EMPLOYMENT AGREEMENT

Section 4.04. Death. If Employee dies prior to the expiration of the Employment Term, Employee’s employment with the Company shall automatically terminate on the date of Employee’s death.

Section 4.05. Disability. If Employee becomes Permanently Disabled (as defined in Section 4.07), the Company may terminate Employee's employment with the Company as a result of the Permanent Disability by providing written notice to Employee at least thirty (30) days prior to the Termination Date, or Employee may resign from Employee’s employment with the Company by providing a Resignation Notice to the Company at least thirty (30) days prior to the Resignation Date.

Section 4.06. Effect of Termination. If Employee's employment with the Company is terminated

(a)       for any reason other than a termination by the Company without Cause or a resignation by the Employee for Good Reason, the Employee or her estate or personal representative (as the case may be) shall be entitled to: (i) payment of that portion of the Annual Salary that Employee earned through and including the Termination Date or Resignation Date, as applicable, at the rate in effect on such date or, in the case of a termination due to the Employee becoming Permanently Disabled, on the date when she became Permanently Disabled; (ii) any accrued but not paid vacation pay, sick pay or other paid time off; and (iii) any expenses that remain unpaid as of the Termination Date or Resignation Date, as applicable, and are required to be paid by the Company pursuant to Section 3.03.

(b)       by the Company without Cause or if Employee resigns for Good Reason (as defined in Section 4.07 below), Employee shall be entitled to: (a) payment of that portion of the Annual Salary that Employee earned through and including the Termination Date, at the rate of the Annual Salary in effect on the Termination Date; (b) any accrued but not paid vacation pay, sick pay or other paid time off; (c) any expenses that remain unpaid as of the Termination Date and are required to be paid by the Company pursuant to Section 3.03; (d) provided that the Employee elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), reimbursement of an amount equal to the Employee’s monthly COBRA premiums for a period of twelve (12) months after the Termination Date; provided further, such payments will cease upon Employee becoming entitled for other health insurance; (e) payment of an amount equal to Annual Salary for twelve (12) months, which shall be payable by the Company to Employee in equal bi-weekly installments over the twelve (12) month period following the Termination Date; and (f) a pro-rated portion of the annual bonus Employee was eligible for, if any, for the completed portion of any fiscal year in which the Termination Date occurs based on the relevant portion of the bonus that would have been earned, if any, had the Employee remained employed through the fiscal year and payable at the time payable were the Employee to have remained employed; provided, however, that, before receiving the payments described in clauses (e) and (f) hereof, Employee shall execute and deliver to the Company a separation agreement, including a release of any claims for wrongful termination or discrimination, in form and substance acceptable to the Company in its sole and absolute discretion.

Except as provided herein or required by applicable law, Employee shall not be entitled to any other compensation or benefits in the event of a termination or resignation pursuant to this Article IV. With respect to any payments to be made to Employee by the Company pursuant to this Section 4.06, such payments shall be less applicable taxes, payroll deductions and withholdings required by law.

EMPLOYMENT AGREEMENT

Section 4.07. Definitions for this Article IV. The following terms shall have the meanings ascribed to them below:

(a)       "Cause" shall mean the termination of Employee's employment with the Company for any of the following reasons:

(i)       Conduct materially adversely affecting the Company which, if capable of cure as determined in the reasonable discretion of the Board, is not cured by Employee within ten (10) business days of delivery of written notice from the Company to Employee identifying in reasonable detail such conduct;

(ii)       Any material violation or breach, by act or omission, of any obligation or responsibility of Employee under this Agreement which, if capable of cure, is not cured by Employee within ten (10) business days of delivery of written notice from the Company to Employee identifying in reasonable detail such violation or breach;

(iii)       Actual or attempted theft, fraud, embezzlement, dishonesty, assault, battery, violent act or other similar behavior by Employee; or any act resulting in the indictment of Employee, a felony criminal conviction, or a conviction of a crime involving moral turpitude or a plea of guilty or no contest by Employee in relation to a charge of any crime (other than non-material or insignificant convictions not related to the performance by Employee of Employee’s duties hereunder, such as traffic violations (other than driving under the influence of alcohol or similar violations));

(iv)       Any occurrence of Employee reporting to work under the influence of alcohol or illegal drugs, Employee being under the influence of alcohol or illegal drugs during working hours, or Employee possessing illegal drugs, alcohol or drug paraphernalia on Company property;

(v)       Any discriminatory or harassing conduct by Employee based on an individual's race, sex, religion, national origin, age, disability, veteran status, or other characteristic protected by law or any retaliatory conduct by Employee toward an individual who complains about such conduct in the workplace (whether by Employee or otherwise);

(vi)       Any material failure to adhere to any policy of the Company, whether now in effect or hereafter adopted, or any material failure to act in accordance with specific reasonable instructions of the Board, the Chief Executive Officer or Employee's immediate supervisor which, if capable of cure, is not cured by Employee within ten (10) business days of delivery of written notice from the Company to Employee identifying in reasonable detail such failure; or

(vii)       Any gross neglect of duty, intentional insubordination or intentional misconduct of Employee in discharging any of her duties and responsibilities under this Agreement.

(b)       Employee shall be deemed "Permanently Disabled" when Employee is deemed permanently disabled in accordance with the disability insurance policy of the Company in effect at the time of the onset of the illness or injury causing the disability, or, in the event that no disability policy is then in effect, Employee shall be deemed "Permanently Disabled" when Employee is physically unable to perform the essential functions of her employment due to illness, injury or other physical or mental incapacity, even with a reasonable accommodation that does not impose an undue business or financial hardship on the Company.

EMPLOYMENT AGREEMENT

(c)       "Good Reason" means:

(i)       any material violation or breach, by act or omission, of any obligation or responsibility of the Company under this Agreement which, if capable of cure, is not cured by the Company within ten (10) business days of delivery of written notice from Employee to the Company identifying in reasonable detail such violation or breach; or

(ii)       if Employee is required to relocate Employee’s permanent office at the Company more than fifty (50) miles from the current location of the Company [St. Louis, Missouri]; or

(iii)       any material diminution of Employee’s responsibilities, duties or status, which diminution is not rescinded within ten (10) days of delivery of notice from Employee to the Company, identifying in reasonable detail such diminution and referring to this provision.

ARTICLE V
Confidentiality

For purposes of this Article V, the term "Company" shall include, in addition to the Company, its affiliates and any of their respective predecessors, successors and assigns.

Section 5.01. Confidential Information. As used in this Agreement, "Confidential Information" means any and all confidential, proprietary or other information, whether or not originated by Employee or the Company, which is in any way related to the past or present Business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to a writing or designated as confidential):

(a)       Information regarding any of the Company's current and potential customers, clients, vendors, leads and referral sources, including, without limitation, customer, client, lead and referral source lists, databases, files, information relating to representatives and contacts, Contracts (including, without limitation, the existence, contents and parties thereto), future needs, specifications or other similar current and potential customer, client, lead and referral source information;

(b)       The identity and terms of any contracts (including, without limitation, the existence and contents thereof and the parties thereto) to which the Company is or was a party or is or was bound;

(c)       The type, quantity and specifications of products and services being sold to, or purchased, leased, licensed or received by, the Company;

(d)       Information received by the Company from third parties (such as vendors) under an obligation of confidentiality, restricted disclosure or restricted use;

(e)       Work product related to work or projects performed or about to be performed for the Company or for its customers or clients, including working and/or project files;

(f)       Information with respect to the Company's products, future products, services, facilities and methods, systems, trade secrets, technical know-how and other intellectual property, including information relating to the design, research, development, engineering, architecture, implementation and/or modification of or to any of the Company's products;

EMPLOYMENT AGREEMENT

(g)       Any of the Company's internal personnel and financial information (including, without limitation, the revenue, costs or profits associated with any of the Company's products), vendor and supplier names, information regarding products and services being provided to, or purchased or leased by the Company, payroll information, purchasing and internal cost information, internal service and operational manuals and other information of the Company, and the manner and methods of conducting the Business;

(h)       Marketing and developmental plans and techniques, concepts, strategies, methods, procedures and technology price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes and future plans and potential strategies of the Company;

(i)       Hardware, software and computer programs and technology used by the Company; and

(j)       Any other information relating to the Company or the Business that was obtained by Employee in connection with her employment with the Company, whether before, on or after the Effective Date.

Notwithstanding anything contained herein to the contrary, Confidential Information does not include information which: (x) is or becomes generally available to the public, other than through any wrongful act or omission by Employee; (y) was independently developed by Employee without reference to the Confidential Information; or (z) becomes available to Employee on a non-confidential basis from a source other than the Company, provided it is not subject to a confidentiality agreement between the Company and a third party.

Section 5.02. Non-Disclosure and Non-Use of Confidential Information. In furtherance of this Agreement, to ensure adequate protection against the wrongful use or disclosure of the Confidential Information, and to protect the value associated with the Confidential Information, Employee agrees that Employee shall hold all Confidential Information in strict confidence, solely for the benefit of the Company, and that, except as necessary in the course of Employee's duties as an employee of the Company, shall not, directly or indirectly, use, disclose, distribute, disseminate, reverse engineer or authorize any third party to use, disclose, distribute, disseminate or reverse engineer any Confidential Information for any purpose. Employee acknowledges and agrees that any violation of the confidentiality obligations set forth in this Section 5.02 would be extremely detrimental and prejudicial to the Company, and would result in irreparable injury and loss to the Company. The obligations set forth in this Section 5.02, and the Company's rights and remedies with respect thereto, shall remain in full force and effect for so long as the Confidential Information remains confidential (except that the obligations shall continue if the Confidential Information loses its confidential nature through any act by or omission of Employee, including any breach of this Section 5.02). Notwithstanding the foregoing, this Agreement shall not inhibit Employee’s disclosure of Confidential Information if and as may be necessary in furtherance of legally protected whistleblowing activity. In addition, as provided by federal law (18 U.S.C. §1833), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for her disclosure of a trade secret that is made by her: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed by her in a lawsuit or other proceeding, on the condition that such filing is made under seal. The provisions of this Section 5.02 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

EMPLOYMENT AGREEMENT

Section 5.03. Ownership of Confidential Information. Employee acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to the custody of Employee. Upon the termination or resignation of her employment with the Company, or at any other time at the request of the Company, Employee shall immediately deliver to the Company, or, if Company so directs, permanently destroy, all documents, tapes, disks or other storage media and any other materials, and all copies thereof in whatever form, in the possession of Employee pertaining to the Business, including, without limitation, any containing Confidential Information. Employee acknowledges and agrees that she will not retain any copies, extracts or other reproductions, in whatever form, in whole or in part of such material.

Section 5.04. Survival. Employee's obligations set forth in this Article V, and the Company's rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the termination of, or resignation from, Employee's employment by the Company, regardless of the reason therefor.

ARTICLE VI
Restrictive Covenants

For purposes of this Article VI, the term "Company" shall include, in addition to the Company, any of its affiliates (including, without limitation, for purposes of this Agreement, the Buyer) and any of their respective predecessors, successors and assigns for whom Employee performs any services or about which Employee has knowledge through access to any Confidential Information about or concerning such affiliates, predecessors, successors and assigns during her employment relationship with the Company.

Section 6.01. Non-Competition.

(a)       Throughout the Employment Term and for a period equal to the greater of the term remaining on the Asset Purchase Agreement signed on July 2, 2018 or twelve (12) months immediately following the cessation of Employee's employment with the Company for any reason (regardless of whether Employee is terminated or resigns) (the "Restricted Period"), Employee shall not, directly or indirectly, (i) perform for any Competitor the same or substantially similar services as those Employee performed for or on behalf of the Company at any time during the twelve (12) months prior to the date Employee is terminated or resigned, (ii) market, offer, promote, sell, manage or control the same or substantially similar products or services as those marketed, offered, promoted, sold, managed or controlled by the Company during the twelve (12) months prior to the date Employee is terminated or resigned, or (iii) hold any equity interest in a Competitor. A “Competitor” of the Company is any Person that manufactures, develops, distributes, provides, markets and/or sells any of the same or substantially similar services or products (in terms of brand, functionality and/or purpose) as those the Company manufactured, developed, distributed, provided, marketed and/or sold in the Business at any time during the twelve (12) months prior to the date Employee is terminated or resigned.

(b)       The market for the Business is global, or has the potential of being global, and due to the nature of the Business and the nature of Employee's job duties and responsibilities, which job duties and responsibilities are co-extensive with the entire scope of Company's Business, the performance of Employee's job duties and responsibilities is not tied to the physical location or presence of the Company or to any specifically designated territory or area. As a result, the broadest geographic scope enforceable by law for the restrictions set forth in Section 6.01(a) shall be applicable, as follows:

EMPLOYMENT AGREEMENT

(i)        everywhere in the world that has access to the Business because of the availability of the internet;

(ii)       everywhere in the world that Employee has the ability to compete with the Business through the internet;

(iii)      each state, commonwealth, territory, province and other political subdivision located in North America;

(iv)      each state, commonwealth, territory and other political subdivision of the United States of America;

(v)       Missouri and any state, commonwealth, territory or other political subdivision in which Employee has actually performed any services for the Company during the final twenty-four (24) months of her employment with the Company;

(vi)      Missouri and any state, commonwealth, territory or other political subdivision in which the Company has performed any services or sold any products in the two (2) year period immediately preceding the termination of Employee's employment with the Company;

(vii)     any geographical area in which the Company has engaged in the Business, which has resulted in aggregate sales revenues of at least Fifty Thousand and No/100 Dollars ($50,000.00) during any year in the two (2) year period immediately preceding the cessation of Employee's employment with the Company;

(viii)    any state or other jurisdiction where the Company had an office at any time during the final twenty-four (24) months of Employee's employment;

(ix)       any state or other jurisdiction where the Company had an office at which Employee performed any services for or on behalf of the Company during the final twenty-four (24) months of Employee's employment;

(x)       within one hundred (100) miles of any Company office or facility operated by the Company during the final twenty-four (24) months of Employee's employment;

(xi)       within one hundred (100) miles of any Company office or facility at which Employee performed any services for or on behalf of Company during the final twenty-four (24) months of Employee's employment; and

(xii)       any geographic area or territory to which Employee was specifically assigned by the Company during the final twenty-four (24) months of Employee's employment.

Section 6.02. Non-Solicitation. During the Restricted Period, Employee shall not, directly or indirectly:

(a)       Call upon, solicit, accept any business of, provide any services or products to, contact or have any communication with any Person who is or was a customer or prospective customer of the Company at any time during the final twenty-four (24) months of Employee's employment with the Company, in any case for the purpose of (i) diverting or influencing, or attempting to divert or influence, any business of such customer or prospective customer to any Competitor of the Company, (ii) marketing, selling, distributing, leasing or providing any products or services in competition with the Business or the Company, or (iii) otherwise interfering in any fashion with the operations being conducted by the Company or with any operations conducted by the Company at any time during the Restricted Period;

EMPLOYMENT AGREEMENT

(b)       Cause, induce or attempt to cause or induce any customer, supplier, distributor, licensee, licensor, franchisee, employee, consultant or other Person who is a business relation of the Company at the time Employee resigns or is terminated or who was a customer, supplier, distributor, licensee, licensor, franchisee, employee, consultant or business relation of the Company at any time during the final twenty-four (24) months of Employee’s employment to cease doing business with the Company to do business with any Competitor for the purpose of competing with the Company or in any way interfere with the relationship between any such customer, supplier, distributor, licensee, licensor, franchisee, employee, consultant or business relation and the Company; or

(c)       Solicit for employment, endeavor to entice away from the Company, hire or retain (or attempt to do any of the foregoing) any Person who is or was an employee, independent contractor or other personnel of the Company at any time during the twenty-four (24) months prior to Employee's resignation or termination or interfere in any way with the relationship between the Company and any of its employees, independent contractors or other personnel.

Section 6.03. Non-Disparagement. Employee shall not, directly or indirectly, make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing the Company or any of its affiliates, the services and products offered or provided in the Business, including any of the Company's or its affiliates', as applicable, actual or prospective customers, competitors, employees or former employees, including any statements made to the press or other media in the United States of America or in any other country. The obligations of Employee pursuant to this Section 6.03 shall indefinitely survive any termination of this Agreement.

Section 6.04. Public Company Exception. The prohibitions contained in this Article VI do not prohibit Employee's ownership of stock which is publicly traded, provided that (a) the investment is passive; (b) Employee has no other involvement with the company; (c) Employee's interest is less than five percent (5%) of the outstanding shares of the company; and (d) Employee makes full disclosure to the Company of the shares at the time that Employee acquires the shares and any changes in Employee's ownership of such shares.

ARTICLE VII
Assignment of Inventions

Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by Employee while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, "Inventions"), shall be the sole and exclusive property of the Company. Employee shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor.

ARTICLE VIII
Reasonableness; Remedies

Section 8.01. Reasonableness. Employee hereby acknowledges and agrees that Employee's obligations herein and the restrictions imposed hereby (including, without limitation, the restrictive period of time, geographic scope and scope of the restricted activity specified herein) are reasonable and necessary in view of the nature of the Business in which the Company is, or will be, engaged and in light of Employee's duties and responsibilities and the tasks Employee will be performing or has performed for the Company. Employee further acknowledges and agrees that the restrictions set forth in Article V and Article VI are fair, reasonable and necessary in all respects to protect the Company under this Agreement and to safeguard the value, goodwill and trade secrets of the Business. Employee acknowledges and agrees that the Company would not have entered into this Agreement and the Buyer would not have entered into the Purchase Agreement, but for Employee's agreements and obligations pursuant to Article V and Article VI. If the scope of any stated restriction is too broad to permit enforcement of such restriction to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law. The parties agree that in the event of a breach of Article VI, the Restricted Period shall be extended automatically with respect to the breaching party by the period of the breach.

EMPLOYMENT AGREEMENT

Section 8.02. Remedies. Employee recognizes that any breach of this Agreement may cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Employee agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction, in each case without notice or bond, against Employee to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, without limitation, any lost profits or incidental or consequential damages of the Company and/or its affiliates. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of Employee in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of any injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of a breach or threatened breach of Article V or Article VI, the Company shall be entitled to recover from Employee all costs and expenses, including reasonable attorneys' fees, expenses and court costs, incurred by the Company in connection with such action or proceeding. With respect to any action at law or in equity arising out of any other Article of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, without limitation, reasonable attorneys' fees, expenses and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company's rights under this Section 8.02 or any other remedies of the Company, if a court of competent jurisdiction determines that Employee breached any of the provisions of Article V or Article VI, the Company shall have the right to cease making any payments or providing any benefits otherwise due to Employee under the terms and conditions of this Agreement, except as may be required by applicable law. The remedies set forth in this Section 8.02 shall be available under this Agreement for any breach of this Agreement. Employee agrees that the Company may enforce this Agreement to the broadest extent possible.

ARTICLE IX
Miscellaneous

Section 9.01. Assignment. Employee shall not assign, transfer or delegate this Agreement or any right, duty, obligation or interest under this Agreement without the Company's prior written consent; provided, however, that nothing shall preclude Employee from designating beneficiaries to receive compensation or benefits, if any, payable under this Agreement upon her death. The Company shall not assign, transfer or delegate this Agreement or any right, duty, obligation or interest under this Agreement without Employee's prior written consent; provided, however, that the Company may assign, delegate or transfer this Agreement and all of the Company's rights and obligations under this Agreement, without Employee's consent, to any of its subsidiaries or to any business entity that by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or any subsidiary or parent or to which the Company or any subsidiary or parent transfers all or substantially all of its assets, so long as the assignee assumes all of the obligations of the Company first arising under this Agreement on or after the effective date of the assignment. Upon such assignment, delegation or transfer by the Company, (a) the transferee or other party to such transaction, as applicable, shall be deemed to be substituted for the Company for all purposes of this Agreement and (b) Employee shall be deemed to have consented to the assignment, delegation or transfer.

Section 9.02. Binding Effect; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns, and Employee's heirs and the personal representative(s) or executor(s) of Employee's estate. Except as specifically set forth herein, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their successors and permitted assigns.

EMPLOYMENT AGREEMENT

Section 9.03. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

Section 9.04. Amendment. Except as amended automatically (as provided herein) or as modified by any court of competent jurisdiction, this Agreement may not otherwise be modified or amended in any manner except by a written instrument signed by both parties to this Agreement.

Section 9.05. Waiver. The waiver by either party of compliance by the other party with any provision of this Agreement at any one time must be in a writing signed by the waiving party and shall not operate or be construed as a waiver of any other provision of this Agreement or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 9.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana without reference to any jurisdiction's principles of conflicts of law to the contrary. Employee hereby agrees and consents that any action initiated by Employee arising out of or addressing the enforceability of this Agreement shall be filed in the state or federal courts located in Indianapolis, Indiana. Employee further agrees and consents to the exclusive jurisdiction of the state or federal courts located in Indianapolis, Indiana, and waives any defense of lack of personal jurisdiction or improper venue or forum non conveniens to a claim brought in such court, except that the Company may elect, in its sole and absolute discretion, to litigate the action in the county or state where any breach by Employee occurred or where Employee can be found.

Section 9.07. Notices. All notices, requests, demands and other communications that are required or permitted to be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.07, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 9.07; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours, in each case, for overnight delivery against receipt, and properly addressed, if to Employee, to the address as shall be used by the Company for payroll records purposes as on file with the Company and, if to the Company as follows:

Bioanalytical Systems, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906 Attention: Jill Blumhoff E-mail: jblumhoff@basinc.com

EMPLOYMENT AGREEMENT

Either party may change its address (physical or electronic) or other contact information for notice by giving notice to the other party in accordance with the terms of this Section 9.07.

Section 9.08. Prior Agreements. Excepting the terms of any outstanding equity award agreements by and between Employee and the Company, this Agreement is a complete and total integration of the understanding of the parties related to Employee's employment with the Company and replaces and supersedes any and all prior or contemporaneous negotiations, commitments, agreements, offers, promises, writings and discussions with respect to the subject matter of this Agreement and all prior negotiations, commitments, agreements, offers, promises, writings and discussions will have no force or effect.

Section 9.09. Statutory and Common Law Duties. The duties Employee owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of Employee and do not in any way supersede or limit any of the obligations or duties Employee owes to the Company pursuant to any applicable law.

Section 9.10. Warranties. Employee represents and warrants that (a) the execution and performance of this Agreement do not and will not violate any express or implied obligation of Employee to any Person and (b) except as disclosed in writing by Employee to the Company, Employee is not bound by any covenant not to compete or other restrictive covenant or obligation in favor of any former employer of Employee or any other individual or organization.

Section 9.11. Joint Drafting; Headings. This Agreement shall be deemed to have been drafted jointly by the parties, and, in the event of an ambiguity in this Agreement, this Agreement shall not be construed against either party as a result of the drafting hereof. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.12. Prospective Employer. During the Restricted Period, Employee shall inform any prospective employer about the existence of this Agreement before accepting employment.

Section 9.13. Employee Acknowledgments. Employee acknowledges and agrees that (a) she has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing; (b) she has been given an adequate opportunity to consult with her lawyer, accountant, tax advisor, spouse and other Persons she deems appropriate concerning this Agreement and the terms and conditions hereof; (c) she has been given a copy of this Agreement; and (d) by signing, Employee accepts all of the terms and conditions of this Agreement and understands that the Company is relying upon Employee's stated acceptance of such terms and conditions.

Section 9.14. Counterparts. This Agreement may be executed in two (2) original, facsimile or electronic counterparts, each of which will be deemed to be an original, but both of which when taken together shall constitute one and the same document. Only one (1) counterpart signed by the party against whom enforceability is sought must be produced to evidence the existence of this Agreement.

[Signatures on Following Page]

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

"COMPANY"

BIOANALYTICAL SYSTEMS, INC.

By: /s/ Jill C. Blumhoff

Printed: Jill C Blumhoff

Title: Chief Financial Officer

"EMPLOYEE"

By: /s/ John E. Sagartz

Printed: John E. Sagartz, DVM, Ph.D., DACVP